Exhibit 15

August 2, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 2, 2005 on our review of interim financial information of Honeywell International Inc. (the “Company”) for the three and six month periods ended June 30, 2005 and 2004 and included in the Company’s quarterly report on Form 10-Q for the quarter then ended June 30, 2005 is incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-09896, 33-51455, 33-55410, 33-58347, 333-57515, 333-57517, 333-57519, 333-83511, 333-34764, 333-49280, 333-57868, 333-91582, 333-91736, 333-105065 and 333-108461), and Form S-3 (Nos. 33-14071, 33-55425, 333-22355, 333-49455, 333-68847, 333-74075, 333-34760, 333-86874 and 333-101455), and on Form S-4 (No. 333-82049).

Very truly yours, /s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP